UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
(Amendment No. 1)

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

WHITESTONE REIT OPERATING PARTNERSHIP, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE	76-0594970
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2600 South Gessner, Suite 500 Houston, Texas
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code (713) 827-9595

Securities to be registered pursuant to Section 12(b) of the Act:              None
Securities to be registered pursuant to Section 12(g) of the Act:              Units of Limited Partnership Interest

(Title of Class)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one)

Large accelerated filer [ ]                                                                                               Accelerated filer [ ]

Non-accelerated filer [x]                                                                                                 Smaller reporting company [ ]
(Do not check if smaller reporting company)

Explanatory Note

We are filing this Form 10/A to amend our registration statement on Form 10 as filed with the Securities and Exchange Commission on April 30, 2010, which we refer to as the Form 10, for the sole purpose of correcting typographical errors to the Audit Report of the Independent Registered Public Accounting Firm included for purposes of Item 13.

No other change has been made to the Form 10. This Form 10/A speaks as of the original filing date of the Form 10, does not reflect events that may have occurred subsequent to the original filing date, and does not modify or update in any way disclosures made in the Form 10.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
  Whitestone REIT Operating Partnership, L. P.:

We have audited the accompanying consolidated balance sheets of Whitestone REIT Operating Partnership, L. P. and subsidiaries (the “Partnership”) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income (loss), changes in partners’ capital and cash flows, for each of the three years in the period ended December 31, 2009.  In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedules as listed in the accompanying index.  These consolidated financial statements and financial statement schedules are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Whitestone REIT Operating Partnership, L. P. and subsidiaries as of December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas
April 30, 2010

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Whitestone REIT Operating Partnership, L.P.
(Registrant)

Date: May 24, 2010	By:	Whitestone REIT, its General Partner

	By:	/s/ James C. Mastandrea
James C. Mastandrea
Chief Executive Officer and Chairman of
the Board of Trustees of Whitestone REIT